EXHIBIT 10.1

EMPLOYMENT, CONSULTING AND NONCOMPETITION AGREEMENT (the “Agreement”), dated as of May 15, 2003, between Arvest Holdings, Inc., an Arkansas corporation (“Parent”), Superior Financial Corp., a Delaware corporation (the “Company”) and C. Stanley Bailey (the “Consultant”).

WHEREAS Parent, AHI Acquisition, Inc., an Arkansas corporation (“Sub”) and the Company intend to enter into an Agreement and Plan of Merger, dated the date hereof (the “Merger Agreement”), pursuant to which the Company shall become a subsidiary of Parent upon the consummation of the transactions contemplated by the Merger Agreement;

WHEREAS as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent has requested that the Consultant enter into this Agreement; and

WHEREAS from and after the Effective Time (as defined in the Merger Agreement), the Consultant wishes to provide services as an employee of, and consultant to, Parent and the Company for the period provided in this Agreement and Parent and the Company each wish to have the Consultant provide such services for such period, on the terms and conditions provided set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Term; Effectiveness.    (a)  Effective as of the Effective Time, the Consultant shall continue his employment with the Company as a full-time regular salaried employee for the 90-day period immediately following the Effective Time (the “Employment Term”). Immediately following the expiration of the Employment Term, the Consultant shall cease to be an employee of the Company, and shall commence providing consulting services as an independent contractor to Parent and the Company for the immediately succeeding two-year period (the “Consulting Term”); provided, however, that the Consultant’s employment under this Agreement may be terminated at any time prior to the end of the Employment Term or the Consulting Term pursuant to the provisions of Section 4. The Consultant agrees and acknowledges that the Company has no obligation to extend the Consulting Term or to continue the retain the services of the Consultant after expiration of the Consulting Term, and the Consultant expressly acknowledges that no promises or understandings to the contrary have been made or reached. This Agreement shall be null and void ab initio and of no further force and effect if the Effective Time does not occur or the Merger Agreement is terminated prior to the Effective Time.

2.  Duties and Responsibilities.    (a)  During the Employment Term, the Consultant shall assist Parent and the Company with the post-merger integration and transition of the business and operations of the Company, under the direction of the board of directors of Parent (the “Parent Board”). During the Employment Term, the Consultant’s principal place of employment shall be at the Company’s principal executive offices or at such other location or locations as determined from time to time by the Parent Board, consistent with the needs of the Company and as required in connection with the performance of the Consultant’s duties hereunder, and the Consultant acknowledges that the Consultant’s duties and responsibilities shall require the Consultant to travel on business to the extent necessary to fully perform the Consultant’s duties hereunder. During the Employment Term, the Consultant shall devote all of the Consultant’s business time, energy and skill to the business of the Company and the performance of the Consultant’s duties hereunder, and shall use the Consultant’s best efforts to faithfully and diligently serve the Company.

(b)    During the Consulting Term, the Consultant shall provide special advice, information and guidance to Parent and the Company with respect to strategic, legal and global matters (including without limitation, outstanding lawsuits involving the Company) drawing on the Consultant’s prior service with the Company and his knowledge regarding the business and operations of the Company. During the Consulting Term, the Consultant shall be available to Parent and the Company at all reasonable times via email and telephone and shall be reasonably available to meet with Parent and the Company on an as-needed basis.

(c)  During the Employment Term and the Consulting Term, the Consultant shall report directly to the Parent Board or such other member or members of senior management of Parent or the Company as designated from time to time by the Parent Board.

3.  Compensation and Related Matters.    (a)  During the Employment Term, the Company shall pay the Consultant a base salary (“Base Salary”), payable in accordance with the applicable payroll practices, at a monthly rate equal to $43,750.

(b)  During the Consulting Term, for services rendered under this Agreement, the Company shall pay the Consultant compensation, payable monthly or quarterly as mutually agreed, at an annual rate of $105,000 for the first year of the Consulting Term and an annual rate of $52,500 for the second year of the Consulting Term (the “Consulting Fee”). For each year during the Consulting Term, the Company shall pay the Consultant, upon presentation of evidence satisfactory to the Company, an additional amount equal to the self-employment tax actually paid by the Consultant in respect of the Consulting Fee for such year (after giving effect to all self-employment taxes and payroll taxes paid by the Consultant in respect of all other wages and other self-employment income earned by the Consultant for such year) less fifty (50%) percent of the Medicare portion of self-employment taxes paid in respect of the Consulting Fee for such year.

(c)  In consideration of the Consultant’s agreement to the restrictive covenants set forth in Sections 6, 7 and 8, the Company shall pay the Consultant additional consideration in an amount equal to $1,412,250 (the “Restrictive Covenant Consideration”), payable in substantially equal monthly installments over the Applicable Period (as defined in Section 7(a)).

(d)  During the Employment Term, the Consultant shall be entitled to participate in the employee benefit plans and programs generally available to senior executives of the Company as made available by the Company to such executives from time to time, subject to the terms of such plans and programs; provided, however, that the Consultant expressly agrees that the Consultant shall not be entitled to participate in any cash or equity-based incentive plans or programs of the Company (and, for the avoidance of doubt, shall not be entitled to participate in any plans or programs of any kind sponsored or maintained by Parent and its subsidiaries and affiliates (other than the Company and its subsidiaries and affiliates) except to the extent required by law). Parent and the Company shall reimburse the Consultant for the Consultant’s reasonable and necessary business expenses in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred).

(e)  Within five (5) business days following the Effective Time, Parent shall cause to be deposited in escrow with Miller, Hamilton, Snider & Odom, LLC (the “Escrow Agent”) an amount equal to the sum of (i) aggregate Consulting Fee payable to the Consultant for the entire Consulting Term and (ii) the Restrictive Covenant Consideration. The Escrow Agent shall cause such escrowed funds to be deposited in an account maintained at Citibank, N.A. (or such other nationally recognized banking institution as mutually agreed by the parties). The parties acknowledge and agree that the Consultant, in the Consultant’s sole discretion, selected Miller, Hamilton, Snider & Odom, LLC as Escrow Agent. During the Consulting Term, except as provided below, the Escrow Agent shall make payments (from such deposited amounts) of the Consulting Fee to the Consultant in accordance with the first sentence of Section 3(b). During the Applicable Period, except as provided below, the Escrow Agent shall make payments (from such deposited amounts) of the Restrictive Covenant Consideration to the Consultant in accordance with Section 3(c). The Consultant may direct the investment of amounts deposited with the Escrow Agent, and any earnings or losses on such amounts shall inure to the benefit of the Consultant and be distributed at the end of the Applicable Period. The obligations of Parent and the Company under this Agreement to pay or cause to be paid the aggregate Consulting Fees and Restrictive Covenant Consideration shall be deemed satisfied by the deposit of such amounts with the Escrow Agent, and the Consultant shall bear the risk of any loss of principal with respect to such deposited amounts. Notwithstanding anything to the contrary in this Section 3(e), the Escrow Agent shall cease making future payments of the Consulting Fee or Restrictive Covenant Consideration to the Consultant if Parent or the Company obtains a judgment from a court of competent jurisdiction that (i) holds that the Consultant has materially breached the Consultant’s obligations under this Agreement and (ii) awards monetary damages to Parent or the Company, in which case the Escrow Agent shall pay to Parent or the Company from such deposited amounts the amount so awarded as damages, and the remaining funds on deposit, if any, shall continue to be paid to the Consultant in accordance with the foregoing provisions of this Section 3(e).

4.  Termination of Services; Obligations upon Termination.    (a)  The Consultant’s obligation to provide consulting services under this Agreement may be terminated by any party at any time and for any reason, and without any advance notice, provided that the Consultant (i) shall not be permitted to voluntarily terminate this Agreement during the Employment Term and (ii) shall be required to give at least 90 days advance written notice of any voluntary termination of his services during the Consulting Term.

(b)  Following any termination by the Consultant of the Consultant’s obligation to provide consulting services during the Consulting Term, or by Parent or the Company for Cause (as defined below) at any time, (i) Parent shall pay or cause to be paid to Consultant all Base Salary and Consulting Fee payments accrued through the date of termination, to the extent unpaid, and any unreimbursed business expenses pursuant to Section 3, (ii) Parent and the Company shall cease to have any obligations to Consultant under this Agreement to make any further Consulting Fee payments and (iii) the undistributed portion of the amount deposited in respect of Consulting Fees with the Escrow Agent under Section 3(e) shall at such time be returned to Parent or the Company.

(c)  Following any termination of the Consultant’s obligation to provide consulting services by Parent or the Company without Cause, or by reason of the Consultant’s death or disability (for this purpose, the Consultant shall be deemed to have a disability if the Consultant would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect on the date hereof, without regard to any waiting period under such plan or whether the Consultant is actually participating in such plan at such time), Parent shall continue to pay or cause to be paid to Consultant (or Consultant’s estate, as the case may be), at such times as such payments would have been made had the Consultant’s obligation to provide consulting services not been so terminated, the Consulting Fee payments that Consultant would have received through the remainder of the Consulting Term had the Consultant’s services not been so terminated, and any unreimbursed business expenses pursuant to Section 3.

(d)  For purposes of this Agreement, “Cause” means a material breach by Consultant of his duties and obligations under this Agreement, which Consultant fails to cure within 5 days following receipt by Consultant of written notice from Parent or the Company describing such breach in reasonable detail.

(e)  Notwithstanding the termination of the Consultant’s obligation to provide consulting services under this Agreement, the Consultant shall remain subject to the Consultant’s other obligations under this Agreement (including under Sections 6, 7 and 8) and, for the avoidance of doubt, the Company shall continue to be obligated to make payments of the Restrictive Covenant Consideration to Consultant (or Consultant’s estate, as the case may be) in accordance with Section 3(c).

5.  Acknowledgments.    (a)  The Consultant acknowledges that the Company has expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships and goodwill and build an effective organization. The Consultant acknowledges that during the Consultant’s prior employment with the Company, the Consultant has become familiar with the Company’s Confidential Information (as defined below), and that during the Employment Term and Consulting Term the Consultant may become familiar with Parent’s Confidential Information.

(b)  The Consultant acknowledges that Parent and the Company have a legitimate business interest and right in protecting Parent’s and the Company’s Confidential Information, goodwill, employee and customer relationships, and that Parent and the Company would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its customer and employee relationships. The Consultant further acknowledges that Parent is entitled to protect and preserve the going concern value of the Company to the extent permitted by law and that Parent and Sub would not have entered into the Merger Agreement without the Consultant’s agreement to enter into this Agreement.

(c)  The Consultant agrees that the covenants contained in this Agreement are reasonable and appropriate in light of the consideration to be paid by Parent, and to be received by the Consultant, in connection with the transactions contemplated by the Merger Agreement and under this Agreement. The Consultant further acknowledges that, notwithstanding the Consultant’s compliance with the covenants contained in this Agreement, the Consultant has other opportunities to earn a livelihood and adequate means of support for the Consultant and the Consultant’s dependents.

6.  Nondisclosure of Confidential Information.    (a)  In the course of the Consultant’s involvement in Parent’s and the Company’s activities or otherwise, the Consultant has obtained and may obtain Confidential Information. All Confidential Information has been and shall be provided subject to the Consultant’s continuing obligation to protect the Confidential Information. In consideration of, and as a condition to, the Consultant’s continued access to and receipt of Confidential Information, and without prejudice to or limitation on any other confidentiality obligations imposed by agreement or by law, the Consultant undertakes to use Confidential Information, whenever provided, in accordance with any restrictions placed by the Company on its use or disclosure. The Consultant hereby agrees to hold in a fiduciary capacity, for the benefit of the Company, all Confidential Information that the Consultant may acquire, learn, obtain or develop (or may have acquired, learned, obtained or developed) while an employee of or consultant to Parent or the Company. The Consultant shall not, while an employee of or consultant to Parent or the Company or at any time thereafter, directly or indirectly use, lecture upon, publish, communicate, disclose or otherwise divulge, for the Consultant’s own benefit or for the benefit of any third party, any Confidential Information, other than:

(i)	as required by, or on behalf of, Parent or the Company in furtherance of Parent’s and the Company’s business, or otherwise with the advance written consent of a duly authorized officer of Parent and the Company;

(ii)	as required by law or as ordered by a court; provided, however, that in such event, or if the Consultant receives a request to disclose Confidential Information to a court, (A) the Consultant shall promptly notify in writing the Company, and consult with and assist Parent and the Company in seeking a protective order or request for other appropriate remedy, (B) in the event that such protective order or remedy is not obtained, or if Parent and the Company waive compliance with the terms hereof, the Consultant shall disclose only that portion of the Confidential Information which, in the written opinion of the Consultant’s legal counsel, is legally required to be disclosed and shall exercise its commercially reasonable efforts to assure that confidential treatment shall be accorded such Confidential Information by the receiving person or entity and (C) Parent and the Company shall be given an opportunity to review the Confidential Information prior to disclosure thereof; or

(iii)	with respect to matters that are generally known to the public other than as a result of the Consultant’s breach of this Agreement.

(b)  For purposes of this Agreement, “Confidential Information” means trade secrets and confidential or proprietary information, knowledge or data, whether or not reduced to writing or other tangible medium of expression, including confidential or proprietary matters relating to the business, operations and strategies (including products, services, processes, know-how, designs, developments, techniques, formulas, methods, mask works, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship, plans for research and development, marketing and selling, reengineering, customers, contact persons, software, licenses, suppliers, possible new business ventures and/or expansion plans), financial affairs (including costs and profits, business plans, budgets and projections and related information) and organizational and personnel matters (including skills evaluations, compensation, personal employee information, personnel files, organizational structure, reporting lines, succession planning and historical records) of (i) Parent or the Company or (ii) customers, suppliers or contractors of Parent or the Company and any other third parties in respect of which Parent or the Company has a business relationship or owes a duty of confidentiality. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Consultant and Parent or the Company shall constitute Confidential Information, except that the Consultant may disclose information concerning such dispute to the court that is considering such dispute or to the Consultant’s legal counsel (provided that such counsel agrees not to disclose any such information other than as necessary to the prosecution or defense of such dispute).

(c)  The Consultant further agrees that the Consultant shall not publicly disclose the terms of this Agreement, except to the Consultant’s immediate family and the Consultant’s financial and legal advisors, or as may be required by law or ordered by a court or as otherwise required herein.

7.  Noncompetition.    (a)  The Consultant agrees that the Consultant shall not, during the Employment Term or the three-year period immediately following the expiration of the Employment Term (without regard to whether Consultant’s services as an employee or consultant under this Agreement have been terminated prior to the scheduled expiration of the Employment Term or the Consulting Term) (such three-year period, the “Applicable Period”) directly or indirectly:

(i)	form, or acquire a five (5%) percent or greater equity ownership, voting or profit participation interest in, or actively participate in, control, manage, finance a five (5%) percent or greater interest of, or invest a five (5%) percent or greater interest in, any Competitor (as defined below); or

(ii)	except as set forth in Section 7(c), associate (which, as used in this Section 7, shall include association as an officer, employee, partner, director, consultant, agent, representative or advisor) with any Competitor.

The Consultant acknowledges that engaging in any of the activities described in the preceding sentence shall inevitably require the use and/or disclosure of Confidential Information.

(b)  For purposes of this Agreement, a “Competitor” is any bank, savings and loan or other financial institution, that operates or has a physical location within the State of Arkansas and/or Oklahoma (collectively, the “Restricted Area”) or could reasonably be construed to be in competition with Parent and the Company within the Restricted Area.

(c)  Notwithstanding the foregoing provisions of this Section 7, the Consultant shall be deemed not to violate the provisions of Section 7(a) with respect to a Competitor that is headquartered outside of the Restricted Area if the Consultant is associated with such Competitor in an executive or operational capacity outside the Restricted Area so long as the operations of such Competitor in the Restricted Area do not constitute such Competitor’s principal business and any responsibility that the Consultant has for the local operations of such Competitor in the Restricted Area are not directly included within the Consultant’s personal responsibilities for such Competitor (it being understood, however, that it would be a violation of Section 7(a) for such Consultant to associate with a Competitor and either (i) direct or have more than an indirect and secondary responsibility for the introduction or strategic expansion of a Competitor’s business in the Restricted Area or (ii) solicit or cause others to solicit customers or employees of Parent or the Company in connection with such introduction or strategic expansion).

8.  Nonsolicitation.    (a)  The Consultant agrees that during the Employment Term and the Applicable Period the Consultant shall not (i) solicit or cause others to solicit (whether by mail, telephone, personal meeting or otherwise) or induce any then current employee of Parent or the Company (or any person that was such an employee during the six-month period immediately prior to the initial solicitation or inducement) to resign from Parent or the Company or to apply for or accept employment or a consultancy with any other person or entity, (ii) except in response to a good faith request by a person or entity that is not (or is not related to or associated with) a Competitor for a recommendation regarding the employment qualifications of any such current or former employee, recommend to any person or entity that such person or entity employ or engage such current or former employee or (iii) hire, for the benefit of the Consultant or any other person or entity, any then current employee of Parent or the Company (or any person that was such an employee during the six-month period immediately prior thereto), other than any such employee whose employment was involuntarily terminated by Parent or the Company.

(b)  The Consultant agrees that during the Employment Term and the Applicable Period the Consultant shall not (i) solicit or cause others to solicit (whether by mail, telephone, personal meeting or otherwise) or induce any client, customer or supplier of Parent or the Company to transact business with a Competitor or reduce or refrain from doing any business with Parent or the Company, (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Parent or the Company and their customers or suppliers (or any person or entity in respect of which the Consultant has actual knowledge that Parent or the Company has approached or has made significant plans to approach as a prospective client, customer or supplier) or (iii) disparage (including by relative comparison) Parent or the Company or any of its products or activities.

9.  Tolling of Applicable Period.    The Applicable Period shall be tolled during (and shall be deemed automatically extended by) any period in which the Consultant is in violation of the provisions of Sections 7 or 8.

10.  Nondisparagement.    The Consultant shall not, whether written or orally, criticize, denigrate or disparage Parent or the Company, or any of its current or former directors, employees, agents or representatives, with respect to any of its past or present activities, or otherwise publish (whether written or orally) statements that tend to portray Parent or the Company or any of its current or former directors, employees, agents or representatives in an unfavorable light.

11.  Company Property.    The Consultant acknowledges that all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, documents, models, equipment, property, computer, software or intellectual property relating to Parent’s or the Company’s business in whatever form (including electronic), and all copies thereof, that are received or created by the Consultant while an employee of or consultant to Parent or the Company are and shall remain the property of Parent or the Company, and the Consultant shall immediately return such property to Parent or the Company upon the termination of the Consultant’s services hereunder and, in any event, at Parent’s or the Company’s request (whether during or after the period of Consultant’s services hereunder). The Consultant further agrees that any property situated on Parent’s or the Company’s premises and owned by Parent or the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Parent or the Company personnel at any time with or without notice.

12.  Notification of Subsequent Employer.    The Consultant hereby agrees that prior to accepting employment with any other person or entity during any period during which the Consultant remains subject to any of the covenants set forth in Sections 7 and 8, the Consultant shall provide such prospective employer with written notice of the provisions of Sections 6, 7 and 8, with a copy of such notice delivered simultaneously to Parent and the Company.

13.  Remedies and Injunctive Relief.    The Consultant acknowledges that a violation by the Consultant of any of the covenants contained in Sections 6, 7 or 8 would cause immeasurable and irreparable damage to Parent and the Company in an amount that would be material but not readily ascertainable, and that any remedy at law (including the payment of damages) would be inadequate. Accordingly, the Consultant agrees that, notwithstanding any provision of this Agreement to the contrary, Parent and the Company shall be entitled (without the necessity of showing economic loss or other actual damage) to injunctive relief (including temporary restraining orders, preliminary injunctions and/or permanent injunctions) in any court of competent jurisdiction for any actual or threatened breach of any of the covenants set forth in Sections 6, 7 or 8 in addition to any other legal or equitable remedies it may have. The preceding sentence shall not be construed as a waiver of the rights that Parent and the Company may have for damages under this Agreement or otherwise, and all of Parent’s and the Company’s rights shall be unrestricted.

14.  Representations and Covenants of Executive.    The Consultant represents, warrants and covenants that (a) the Consultant has the full right and authority to enter into this Agreement and perform his obligations hereunder, (b) the Consultant is not bound by any agreement that conflicts with or prevents or restricts the full performance of his duties and obligations to Parent and the Company hereunder during or after the Employment Term and Consulting Term and (c) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Consultant is subject.

15.  Consent to Jurisdiction; Waiver of Jury Trial.    (a)  Except as otherwise specifically provided herein, the parties hereto each hereby irrevocably submits to the exclusive jurisdiction of any federal court located within the State of Arkansas (or, if subject matter jurisdiction in that court is not available, in any state court located within the State of Arkansas) over any dispute arising out of or relating to this Agreement. The Consultant also irrevocably submits to the following jurisdictions: (i) if the Consultant’s then principal residence is not in the State of Arkansas, the jurisdiction of the state and federal courts sitting in the country or locality in which the Consultant’s then principal residence is located; and (ii) the jurisdiction of any court competent to take jurisdiction under its own rules, in each case for purposes of enforcing a judgment obtained by Parent or the Company in support of injunctive relief to prevent or stop a violation by the Consultant of Sections 6, 7 or 8. The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 15(a); provided, however, that nothing herein shall preclude Parent or the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of Section 15 or enforcing any judgment obtained by Parent or the Company.

(b)  The agreement of the parties to the forum described in Section 15(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 15(a), and each party agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 15(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c)  Each party hereto irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 26. In addition, the Consultant irrevocably appoints Feld, Hyde, Wertheimer & Bryant, P.C. as the Consultant’s agent for service of process in connection with any suit, action or proceeding, who shall promptly advise the Consultant of any such service of process.

(d)  Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 15(d).

16.  Cooperation.    The Consultant shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding) which relates to events occurring during the Consultant’s employment or consultancy with Parent, the Company, their subsidiaries and affiliates, and their predecessors, provided that the Company shall reimburse the Consultant for expenses reasonably incurred in connection with such cooperation.

17.  Consent to Options Cashout.    The Consultant acknowledges and agrees that each outstanding option to acquire TARGET Common (as defined in the Merger Agreement) shall be canceled in exchange for a cash payment in accordance with Section 1.3 of the Merger Agreement.

18.   Withholding.     The Company may withhold from any amounts payable under this Agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

19.  Independent Contractor Status During Consulting Term.    Consultant shall at all times during the Consulting Term be an independent contractor with respect to Parent and the Company and the Company shall not withhold or deduct from any amounts payable under this Agreement in respect of consulting services provided hereunder, any amount or amounts in respect of income taxes or other employment taxes of any other nature on behalf of Consultant. Consultant shall be solely responsible for the payment of any federal, state, local or other income and/or self-employment taxes in respect of the amounts payable to Consultant in respect of such consulting services under this Agreement. For the avoidance of doubt, following the termination of Consultant’s employment upon the expiration of the Employment Term, under no circumstances shall Consultant (a) have or claim to have power of decision hereunder in any activity on behalf of Parent or the Company, (b) have the power or authority hereunder to obligate, bind or commit Parent or the Company in any respect or (c) direct the work of any employee of Parent or the Company or make any management decisions on behalf of Parent or the Company. During the Consulting Term, neither Parent nor the Company shall, with respect to Consultant’s consulting services, exercise or have the power to exercise such level of control over Consultant as would indicate or establish that a relationship of employer and employee exists between Consultant and Parent or the Company.

20.  Assignment.    (a) This Agreement is personal to the Consultant and without the prior written consent of a duly authorized officer of Parent and the Company shall not be assignable by the Consultant other than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b)  This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, in the event of the Consultant’s death, the Consultant’s estate and heirs in the case of any payments due to the Consultant hereunder).

(c)  Parent and the Company may assign this Agreement and its rights and obligations hereunder to any entity which, by way of merger, consolidation, purchase or otherwise, becomes, directly or indirectly, a successor to all or substantially all of the business and/or assets of Parent or the Company, respectively. Without impairing the Consultant’s obligations hereunder, Parent or the Company may at any time and from time to time assign its rights and obligations hereunder to any of its subsidiaries or affiliates (and have such rights and obligations reassigned to it or to any other subsidiary or affiliate). The Consultant acknowledges and agrees that all of the Consultant’s covenants and obligations to Parent and the Company, as well as the rights of Parent and the Company hereunder, shall run in favor of and shall be enforceable by Parent and the Company, their subsidiaries and affiliates and their successors and permitted assigns.

21.  Governing Law.    The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Arkansas without regard to principles of conflict of laws.

22.  Amendment; No Waiver.    No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Consultant and a duly authorized officer of Parent and the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

23.  Severability.    The Consultant agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against the Consultant, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law.

24.  Entire Agreement.    This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and all oral or written agreements or representations, express or implied, with respect to the subject matter hereof and thereof are set forth in this Agreement.

25.  Survival of Rights and Obligations.    The rights and obligations of the parties under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the termination of the Consultant’s employment or consultancy with Parent and the Company or any settlement of the financial rights and obligations arising from the Consultant’s employment or consultancy with Parent and the Company, to the extent necessary to preserve the intended benefits of such provisions.

26.  Notices.    All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or via facsimile, addressed as follows:

If to Parent:	Arvest Holdings, Inc. 125 W. Central Avenue Suite 218 Bentonville, AR 72712 fax: (479) 273-7477

If to the Company:	Superior Financial Corp. 16101 LaGrande Drive Suite 103 Little Rock, AR 72223 fax:

If to the Consultant:	C. Stanley Bailey 26 Bretagne Circle Little Rock, AR 72223 fax: (501) 821-6917

or to such other address as either party shall have furnished to the other in writing. All notices and communications shall be deemed to have been duly given and received: (a) on the date of receipt, if delivered by hand; (b) three (3) business days after being sent by first class certified mail, return receipt requested, postage prepaid; (c) one (1) business day after sending by next-day delivery service with confirmation of receipt; or (d) if given by facsimile, at the time transmitted to the respective facsimile numbers set forth below, or to such other facsimile number as either party may have furnished to the other in writing in accordance herewith, and the appropriate confirmation received (or, if such time is not during a business day, at the beginning of the next such business day). As used herein, the term “business day” means any day that is not a Saturday, Sunday or legal holiday in the State of Arkansas.

27.  Reimbursement of Legal Fees.    The prevailing party shall be entitled to recover from the non-prevailing party all litigation costs and attorneys’ fees and expenses incurred by the prevailing party in any suit, action or proceeding arising out of or relating to this Agreement.

28.  No Third-Party Beneficiaries.    Except as expressly provided herein, this Agreement shall not confer on any person other than the parties hereto any rights or remedies hereunder.

29.  Headings and References.    (a) The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. All references to the term “including” shall be deemed to mean “including, without limitation”.

(b)  The parties agree and acknowledge that the use of the defined term “Consultant” throughout the Agreement in connection with the performance of services by Consultant during the Employment Term is not intended to imply that the status of the Consultant is anything other than an employee of the Company for all purposes during the Employment Term.

30.  Counterparts.    This Agreement may be executed (including via facsimile) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

ARVEST HOLDINGS, INC.

By:	/s/ JIM WALTON
Name: Jim Walton Title:

SUPERIOR FINANCIAL CORP.

By:	/s/ C. MARVIN SCOTT
Name: C. Marvin Scott Title: President & COO

/s/ C. STANLEY BAILEY
C. STANLEY BAILEY